Exhibit 10.1

ModusLink Global Solutions, Inc.

Fourth Amended and Restated Director Compensation Plan

(adopted December 20, 2015)

1. Purpose. In order to attract and retain highly qualified individuals to serve as members of the Board of Directors of ModusLink Global Solutions, Inc. (the “Corporation”), the Corporation has adopted this Third Amended and Restated ModusLink Global Solutions, Inc. Director Compensation Plan (the “Plan”), effective on the day that it is adopted by the Board of Directors of the Corporation.

2. Eligible Participants. Any director of the Corporation who: (i) is not an employee of the Corporation or any of its subsidiaries or affiliates, or (ii) unless otherwise determined by the Board of Directors of the Corporation, is not an affiliate (as such term is defined in Rule 144(a) (1) promulgated under the Securities Act of 1933), employee, representative, or designee of an institutional or corporate investor in the Corporation, is eligible to participate in the Plan.

3. Quarterly Retainer. Any eligible participant who serves as a director during any fiscal quarter shall receive a payment for such quarter, in arrears, of $12,500 (the “Quarterly Retainer”), with a pro rata fee applicable to service for less than a whole quarter. In the case of a non-executive Chairman of the Board of Directors, the Quarterly Retainer shall be $28,750.

4. Committee Chairperson Fee. Unless otherwise approved by the Board of Directors, any eligible participant who serves as the chairperson of a regular and not a special committee of the Board of Directors of the Corporation during any fiscal quarter shall receive a payment, in respect thereof, in arrears, of $1,250, provided, however, that the chairperson of the Audit Committee of the Board of Directors of the Corporation during any fiscal quarter shall receive a payment, in respect thereof, in arrears, of $2,500 (as applicable, the “Committee Chairperson Fee”), in each such case with a pro rata fee applicable to service for less than a whole quarter.

5. Board and Committee Meeting Fees. Each eligible participant who attends a telephonic meeting of the Board of Directors or a committee thereof, shall receive a meeting fee of $500. Each eligible participant who attends a meeting of the Board of Directors or a committee thereof, where a majority of the directors attend such meeting in person, shall receive a meeting fee of $1,000 (as applicable, the “Meeting Fee”).

6. Annual Stock Award. Each eligible participant who is both serving as a director of the Corporation on the first business day of a calendar year (the “Award Date”) shall receive a restricted stock award for shares of Common Stock of the Corporation with a fair market value equal to $100,000 (as used herein “fair market value” shall mean the closing sale price (for the primary trading session) of the Common Stock on The Nasdaq Stock Market or the national securities exchange on which the Common Stock is then traded on the Award Date, or if the Award Date is not a trading date on the next preceding trading day prior to the Award Date (and if the Common Stock is not then traded on The Nasdaq Stock Market or a national securities exchange, the fair market value of the Common Stock on such date as determined by the Board of Directors) (each, an “Annual Restricted Stock Award”), such shares to vest on the first anniversary of the Award Date, provided that the recipient remains a director of the Corporation on such vesting date. Notwithstanding the foregoing, if the participant ceases to be a director of the Corporation due to (A) removal without cause, (B) resignation upon request of a majority of the Board of Directors, other than for reasons the Board of Directors determines to be cause, or (C) the failure to be re-elected to the Board of Directors either because the Corporation fails to nominate the participant for re-election or the participants fails to receive sufficient stockholder votes, then, on the day the recipient ceases to so be a director of the Corporation, 25% of the Annual Restricted Stock Award shall vest for each full calendar quarter that the participant has served as a director of the Corporation from and after the Award Date (for the quarter in which the Award Date occurs, a director will be considered to have served for the full calendar quarter as long as the director remains a director on the last day of the quarter).

7. Payment of Retainer and Fees; Acceleration of Vesting. Unless otherwise requested by an eligible participant, the Corporation shall pay the Quarterly Retainer, the Committee Chairperson Fee, and any Meeting Fee, as soon as practicable following the completion of the fiscal quarter to which the payments relate but no later than 30 days after the end of such fiscal quarter. In the event of a Change in Control (as defined in the Corporation’s 2005 Non-Employee Director Plan, as amended) of the Corporation, (i) all amounts due and payable to each eligible participant, including any and all fees that would become due and payable at the completion of the fiscal quarter in which the Change in Control occurs (as if the eligible participant’s service to the Corporation as a director had continued until the end of such fiscal quarter), shall be promptly paid to each eligible participant no later than 5 days following the Change in Control and (ii) each unvested Annual Restricted Stock Award then outstanding shall become fully vested upon the Change in Control.

9. No Right to Continue as a Director. Neither this Plan, nor the payment of any amounts hereunder, shall constitute or be evidence of any agreement or understanding, express or implied, that the Corporation will retain any participant as a director for any period of time.

10. Administration. This Plan shall be administered by the Board of Directors of the Corporation, whose construction and determinations shall be final.

11. Amendment and Termination. This Plan may be amended, modified or terminated by the Board of Directors at any time.